UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2011

NUVASIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7475 Lusk Boulevard, San Diego, California 92121

(Address of principal executive offices, with zip code)

(858) 909-1800

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Underwriting Agreement

On June 22, 2011, NuVasive, Inc. (the “Company”) entered into that certain underwriting agreement (the “Underwriting Agreement”), by and among the Company and Merrill, Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. (the “Underwriters”), relating to the issuance and sale of $350,000,000 aggregate principal amount of the Company’s 2.75% convertible senior notes due 2017 (or $402,500,000 if the Underwriters exercise their overallotment option) (the “Notes”). Under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for up to 13 days, to purchase up to an additional $52,500,000 principal amount of the Notes solely to cover overallotments, if any. As further described below, on June 24, 2011, the Underwriters exercised their full overallotment option to purchase the additional Notes.

The offering was made pursuant to the Company’s effective Registration Statement on Form S-3 (No. 333-175045) (the “Registration Statement”), including the preliminary prospectus contained therein filed by the Company with the Securities and Exchange Commission.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company. Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities.

The description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

Call Option and Warrant Transactions

In connection with the issuance of the Notes, the Company entered into call option transactions (collectively the “Call Option Confirmations”) with each of Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Bank of America”) and Goldman, Sachs & Co. (“Goldman”), related to the initial issuance of $350,000,000 in aggregate principal amount of Notes and related to the additional $52,500,000 in aggregate principal amount of Notes issued pursuant to the Underwriters’ exercise in full of their option to purchase up to such aggregate principal amount of Notes to cover overallotments on June 24, 2011. The Call Option Confirmations cover the same number of shares of the Company’s common stock underlying the Notes. The Company also entered into separate warrant transactions (the “Warrant Confirmations” and, with the Call Option Confirmations, the “Confirmations”) with each of Bank of America and Goldman pursuant to which the Company issued warrants (the “Warrants”) that will be exercisable into a number of shares of a new series of the Company’s preferred stock, called the Series A participating preferred stock (the “Preferred Stock”), based on the amount, if any, by which the market price per share of the Company’s common stock exceeds the strike price of the warrants during a measurement period at the maturity of the Warrants. The Preferred Stock will convert into shares of the Company’s common stock if the Company receives the necessary stockholder approvals as described in the Registration Statement. If the Company has not received such stockholder approvals before the warrant transactions are settled, the shares of Preferred Stock will accumulate cash dividends at a specified dividend rate for as long as such shares remain outstanding. The transactions related to the Warrants will have a dilutive effect on the Company’s common stock if the market value per share of the Company’s common stock exceeds the applicable strike price of the Warrants and the Company has received the necessary stockholder approvals. However, subject to certain conditions, the Company may elect to settle the Warrants in cash. The Company used approximately $32.2 million of the proceeds of the issuance to pay the cost of the Confirmations, taking into account the proceeds from the sale of the Warrants.

The description of the Confirmations is qualified in its entirety by reference to the Confirmations attached as Exhibits 10.1 through 10.8 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of June 22, 2011, by and between the Company and the Underwriters.

10.1	Confirmation for base call option transaction dated as of June 22, 2011, between Bank of America, N.A. and the Company.

10.2	Confirmation for additional call option transaction dated as of June 24, 2011, between Bank of America, N.A. and the Company.

10.3	Confirmation for base call option transaction dated as of June 22, 2011, between Goldman, Sachs & Co. and the Company.

10.4	Confirmation for additional call option transaction, dated as of June 24, 2011, between Goldman, Sachs & Co. and the Company.

10.5	Confirmation for base warrant transaction, dated as of June 22, 2011, between Bank of America, N.A. and the Company.

10.6	Confirmation for additional warrant transaction, dated as of June 24, 2011, between Bank of America, N.A. and the Company.

10.7	Confirmation for base warrant transaction, dated as of June 22, 2011, between Goldman, Sachs & Co. and the Company.

10.8	Confirmation for additional warrant transaction, dated as of June 24, 2011, between Goldman, Sachs & Co. and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVASIVE, INC.
Date: June 28, 2011

	By:	/s/ Alexis V. Lukianov
Alexis V. Lukianov
Chairman and Chief Executive Officer

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